UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UNIVAR Solutions INC.

(Name of Registrant as Specified In Its Charter)

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Explanatory Note

This Amendment No. 1 to Schedule 14A (this “Amendment”) is being filed to amend the Definitive Proxy Statement, filed by Univar Solutions Inc. (“Univar Solutions” or the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 24, 2021 (the “Proxy Statement”), in order to make the corrections described below:

(1)The table in the section entitled “What is the equity ownership of officers and directors?” on Page 27 of the Proxy Statement inadvertently omitted shares underlying certain exercisable stock options and, in some instances, included an incorrect number of shares that could be acquired within 60 days of March 9, 2021.

The section entitled “What is the equity ownership of officers and directors?” is hereby replaced in its entirety with the following:

What is the equity ownership of officers and directors?

The following table sets forth information with respect to the beneficial ownership of Univar Solutions common stock as of March 9, 2021 by each member of the Board; each of the Company’s named executive officers in the section titled “Executive Compensation,” and all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares of Common Stock Owned (1)	Percent

Nicholas W. Alexos	298,529	*
Joan Braca	27,890	*
Mark J. Byrne	131,773	*
Kimberly L. Dickens(2)	20,030	*
Daniel P. Doheny	42,151	*
Mark M. Fisher(2)	41,798	*
Richard P. Fox	42,986	*
Rhonda Germany	30,386	*
Michael J. Hildebrand(2)	18,572	*
David C. Jukes	582,071	*
Carl J. Lukach(2)	381,581	*
Jennifer A. McIntyre	149,010	*
Stephen D. Newlin(3)	841,379	*
Christopher D. Pappas(4)	167,146	*
Kerry J. Preete	26,825	*
Nicholas Powell	73,161	*
Robert L. Wood	29,906	*
All directors and executive officers as a group (17 persons)	2,905,194	*
(1)

Shares of common stock beneficially owned includes the following for each beneficial owner: (i) shares underlying restricted stock awards that vest within 60 days of March 9, 2021 in the amount of 8,627 for Messrs. Byrne, Doheny, Fox, Newlin and Pappas; (ii) shares underlying deferred stock units that vest within 60 days of March 9, 2021 in the amount of 8,627 for Mmes. Braca and Germany and Messrs. Preete and Wood; and (iii) shares underlying stock options exercisable within 60 days of March 9, 2021 in the amount of 27,233 for Mr. Alexos, 98,797 for Mr. Byrne, 11,530 for Ms. Dickens, 24,036 for Mr. Fisher, 439,647 for Mr. Jukes, 245,830 for Mr. Lukach, 103,390 for Ms. McIntyre, 542,523 for Mr. Newlin and 62,342 for Mr. Powell.

(2)	Shares reported as beneficially owned by Messrs. Fisher, Hildebrand and Lukach and Ms. Dickens are as of their respective last day with the Company.
(3)	Mr. Newlin’s shares are held in the Stephen D. Newlin Revocable Trust.
(4)	Includes 90,088 shares of common stock held indirectly by Mr. Pappas in the Susan G. Pappas Revocable Trust controlled by his spouse.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the Company’s knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed above is c/o Univar Solutions Inc., 3075 Highland Parkway, Suite 200, Downers Grove, Illinois 60515.

(2)The compensation for the 2020 fiscal year disclosed for Mr. Hildebrand in the Salary, All Other Compensation, and Total columns of the “Summary Compensation Table” on page 56 of the Proxy Statement was incorrectly stated.  This Amendment corrects those amounts as follows: Salary of $28,888; All Other Compensation of $1,251,180 (comprised of severance payments); and Total of $1,280,068. The compensation amounts for Mr. Hildebrand were converted from CAD to USD using a December 31, 2020 exchange rate of 0.7455.

(3)The amount for Mr. Hildebrand shown in the Termination Without Cause by the Company or by the NEO for Good Reason column of the table in the “Potential Payments Upon Termination or Change in Control” section on page 64 of the Proxy Statement was incorrectly stated.  This Amendment corrects that amount to be $1,251,180, comprised of severance payments paid in 2020.  In addition, Mr. Hildebrand is expected to receive payments in 2021 and 2022 in the aggregate amount of $687,120, subject to the terms of the letter agreement between Mr. Hildebrand and the Company, dated January 27, 2020, included as Exhibit 10.50 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed by the Company with the SEC on February 25, 2021. Amounts payable to Mr. Hildebrand under such circumstances were converted from CAD to USD using a December 31, 2020 exchange rate of 0.7455.

All other items of the Proxy Statement are incorporated herein by reference without changes.

Except as specifically discussed in this Explanatory Note, this Amendment does not otherwise modify or update any other disclosures presented in the Proxy Statement. In addition, this Amendment does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 6, 2021:

The changes to the Proxy Statement set forth in this Amendment are hereby incorporated into the Notice of the Annual Meeting of Stockholders and the Proxy Statement, which are available on the internet at www.univarsolutions.com/investors or at www.proxypush.com/UNVR.